Exhibit (a)(5)(A)

Diplomat, OptumRx Combining to Advance Access to Specialty Pharmacy Care and Infusion Services, Improve Health Outcomes

Combination will provide enhanced specialty and infusion services for patients; help manage growth in high-cost specialty pharmaceuticals

EDEN PRAIRIE, Minn. and FLINT, Mich. (December 9, 2019) – OptumRx, the pharmacy care services business of Optum, and Diplomat, a provider of specialty pharmacy and infusion services, are combining. The agreement calls for the acquisition of Diplomat’s outstanding common stock for $4.00 per share through a cash tender offer and assumption of outstanding debt.

Diplomat brings expertise in managing specialty medications that treat patients with complex diseases, such as oncology and immunology, and provides specialized infusion therapies offered in convenient and clinically appropriate settings in all 50 states and Washington, D.C. The combination will support improved health outcomes and reduced prescription drug costs while helping lower the overall total cost of care.

“With its focus in specialty and infusion services, Diplomat has a proven track record of solving the unique challenges facing patients with complex health care needs,” said John Prince, chief executive officer of OptumRx. “This combination will expand the innovative specialty pharmacy and infusion solutions OptumRx can offer to the consumers and clients we serve, helping ensure people get the right medications and services at the right time, in the right setting.”

The transaction was unanimously approved by the Board of Directors of Diplomat.

“Our Board of Directors carefully considered a variety of strategic options and concluded that joining OptumRx is in the best interests of our shareholders, employees and the clients and patients we serve,” said Brian Griffin, chairman and chief executive officer of Diplomat.

“Since co-founding the company in 1975 with my father, I have had the honor of helping to transform Diplomat into a specialty pharmacy services leader,” said Diplomat co-founder and chairman emeritus Philip R. Hagerman, RPh. “This combination will create significant value for Diplomat’s specialty pharmacy consumers and clients, and I look forward to the combined companies’ future success.”

Mr. Hagerman and certain persons and entities affiliated with Mr. Hagerman own approximately 23% of the outstanding common stock of Diplomat, and have agreed to tender their shares in connection with the offer.

About Diplomat

Diplomat, through its specialty pharmacy and infusion services, helps people with complex and chronic health conditions in all 50 states and Washington, D.C., partnering with payers, providers, hospitals, manufacturers, and more. Diplomat opened its doors in 1975 as a neighborhood pharmacy with one essential tenet: “Take good care of patients and the rest falls into place.” Today, that tradition continues — always focused on improving patient care. For more information, visit diplomat.is.

About OptumRx

OptumRx is an innovative pharmacy care services company managing the prescription drug benefits of commercial, Medicare, Medicaid and other government health plans, as well as those of employers and unions through a national network of 67,000 community pharmacies. OptumRx is part of Optum, a leading information and technology-enabled health services business with more than 135,000 people worldwide dedicated to making the health system work better for everyone. Optum is part of UnitedHealth Group (NYSE:UNH). Visit www.optum.com for more information about OptumRx.

Contacts:

Media:	Media:
Drew Krejci	Jennifer Pavlovich
952-205-6652	810-768-9282
drew.krejci@optum.com	jpavlovich@diplomat.is

Investors:	Investors:
Brett Manderfeld	Terri Anne Powers
952-936-7216	312-889-5244
brett_manderfeld@uhg.com	tpowers@diplomat.is

Additional Information

The tender offer described herein has not yet commenced, and this press release is neither an offer to purchase nor a solicitation of an offer to sell shares of Diplomat common stock. At the time the tender offer is commenced, UnitedHealth Group and Denali Merger Sub, Inc. will file a tender offer statement on Schedule TO and related materials, including an offer to purchase, a letter of transmittal and other offer documents, with the U.S. Securities and Exchange Commission (“SEC”), and Diplomat will file with the SEC a solicitation/recommendation statement on Schedule 14D-9 with respect to the tender offer. UnitedHealth Group, Denali Merger Sub, Inc. and Diplomat intend to mail these documents to the shareholders of Diplomat. INVESTORS AND Diplomat SHAREHOLDERS ARE URGED TO READ THE TENDER OFFER STATEMENT AND RELATED MATERIALS (INCLUDING THE OFFER TO PURCHASE AND LETTER OF TRANSMITTAL) AND THE SOLICITATION/RECOMMENDATION STATEMENT REGARDING THE TENDER OFFER WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION THAT SHOULD BE READ BEFORE MAKING A DECISION TO TENDER THE SHARES. These documents (once they become available) will be available free of charge on the SEC’s website at www.sec.gov. In addition, these materials will be available at no charge by directing such requests to D.F. King & Co., Inc., the information agent for the tender offer, at (212) 269-5550 for banks and brokers or (866) 829-0135 for all others, or by email at DPLO@dfking.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the federal securities laws, including, without limitation, statements relating to the expected benefits of the proposed transaction and the timing of the closing of the proposed transaction. Generally, our use of words such as “expect,” “estimate,” “believe,” “anticipate,” “should,” “will,” “forecast,” “plan,” “project,” “assume” or similar words of futurity identify such forward-looking statements. You should not place undue reliance on these statements. These statements are based on current expectations, forecasts and assumptions of UnitedHealth Group and Diplomat that are subject to risks and uncertainties that could cause actual outcomes and results to differ materially from those statements. Risks and uncertainties include, among others, the risk that the conditions to the offer or the merger set forth in the merger agreement will not be satisfied or waived, including the receipt of regulatory clearances related to the merger; uncertainties as to the timing of the tender offer and merger, including that the offer and merger will not close within the anticipated time periods, or at all; uncertainties as to how many Diplomat shareholders will tender their shares in the offer; the risk that competing offers will be made; changes in either companies’ businesses during the period between now and the closing of the proposed transaction; the successful integration of Diplomat into UnitedHealth Group’s business subsequent to the closing of the proposed transaction; the risk that the strategic benefits, synergies or opportunities expected from the proposed transaction may not be realized or may take longer than expected to be realized; adverse reactions to the proposed transaction by employees, customers, suppliers or strategic partners, including pharmaceutical manufacturers, wholesale distributors, retail pharmacies and third party-payers; dependence on key personnel and customers; management of growth and organizational change; risks associated with litigation; competitive actions in the marketplace; and regulatory actions or delays or government regulation generally, including potential regulatory actions or delays relating to the completion of the proposed transaction; as well as other factors detailed in UnitedHealth Group and Diplomat’s filings with the SEC, including UnitedHealth Group’s Annual Report on Form 10-K for the year ended December 31, 2018 and subsequent SEC filings, and Diplomat’s Annual Report on Form 10-K for the year ended December 31, 2018 and subsequent SEC filings. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those set forth in the forward looking statements. There can be no guarantee that the proposed transaction described in this announcement will be completed on the currently proposed terms or at all at any particular time. There also can be no guarantee that UnitedHealth Group will achieve any particular future financial results as a result of the proposed transaction, or that UnitedHealth Group will be able to realize any of the potential strategic benefits, synergies or opportunities as a result of the proposed transaction. UnitedHealth Group is providing the information in this press release as of this date and does not undertake any obligation to update any forward-looking statements as a result of new information, future events or otherwise, except as required by law.